EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-115362) of Pain Therapeutics, Inc. and in the related Prospectus, and in the Registration Statements (Form S-8 Nos. 333-115361, 333-105138, and 333-68118) pertaining to the 1998 Stock Plan of Pain Therapeutics, Inc. of our reports dated February 21, 2006, with respect to the financial statements of Pain Therapeutics, Inc., Pain Therapeutics, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pain Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Ernst & Young LLP

Palo Alto, California

February 21, 2006